SUBLEASE
THIS SUBLEASE (this “Sublease”), dated as of September 21, 2021 is entered into by and between ZILLOW GROUP, INC., a Washington corporation (“Sublandlord”), and MAGNITE, INC., a Delaware corporation (“Subtenant”).
Recitals
A.Pursuant to that certain Agreement of Lease between Sublandlord, as tenant, and 1250 Broadway Associates LLC, as landlord (“Landlord”) dated October 19, 2018 (the “Master Lease”), Sublandlord leases certain premises consisting of the entire 8th, 9th, 10th and 11th floors, and a portion of the 12th floor, of the building located at 1250 Broadway, New York, New York (the “Building”; such premises being more particularly defined in the Master Lease and defined herein as the “Master Leased Premises”). A true and complete copy of the Master Lease (other than certain redacted terms) is attached as Exhibit A to this Sublease and incorporated by this reference. Capitalized terms herein not otherwise defined herein shall have the same meanings as provided in the Master Lease.
B.Sublandlord desires to sublease the entire 9th floor of the Master Leased Premises to Subtenant, consisting for purposes of this Sublease of 27,040 rentable square feet (as depicted on Exhibit B attached hereto, the “Premises”), and Subtenant desires to sublease the Premises from Sublandlord, upon the terms and conditions provided for herein.
NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Sublandlord and Subtenant covenant and agree as follows:
Agreement
1.Premises. Sublandlord hereby subleases to Subtenant, and Subtenant hereby takes and hires from Sublandlord, the Premises, on and subject to the terms, covenants and conditions set forth in this Sublease. Subtenant shall use the Premises only for the purposes and in compliance with the uses stated in the Master Lease.
2.Term.
(a)Subject in all events to receipt of Landlord’s Consent pursuant to the provisions of Section 12 hereof, the term of this Sublease (the “Sublease Term”) shall commence on the date (the “Commencement Date”) that Sublandlord has delivered the Premises with the Delivery Conditions (as hereinafter defined) having been satisfied in Sublandlord’s good faith determination (provided, however, that Sublandlord shall provide not less than (10) days’ prior written notice of the date that Sublandlord will deliver the Premises), and shall expire on April 30, 2030 or such earlier date upon which the term of this Sublease shall terminate pursuant to the terms hereof (as applicable, the “Expiration Date”). As used herein, the term “Delivery Conditions” shall mean and refer to the conditions set forth on Exhibit C attached hereto.
Subtenant shall have a period of thirty (30) days following the Commencement Date to notify Sublandlord if, in Subtenant’s good faith determination, any of the Delivery Conditions is not satisfied. If Subtenant identifies any matters pursuant to the preceding sentence, Sublandlord and Subtenant shall conduct a joint walk-through inspection of the Premises in good faith to agree on a scope of work to correct the same. Sublandlord shall promptly correct the conditions identified and agreed-upon during the walk-through inspection at Sublandlord’s sole cost and expense.

(b)Within thirty (30) days after the Commencement Date, Sublandlord and Subtenant shall prepare and execute a letter setting forth the Commencement Date and the Sublease Term substantially in the form of Exhibit D attached hereto.
(c)Upon the expiration or earlier termination of the Sublease Term, Subtenant shall not be required to remove or restore any Subtenant or Sublandlord improvements, or to remove any fixtures or cabling, unless Subtenant’s alterations or improvements trigger the removal and restoration requirements of the Master Lease, pursuant to Article 6 of the Master Lease. In such event, Subtenant shall be responsible for the removal of the applicable alterations or improvements and the restoration of the Premises in accordance with the provisions of Article 6 of the Master Lease. In addition, upon the Expiration Date, Subtenant shall be responsible for the removal of its moveable personal property, furniture and equipment pursuant to Article 6 of the Master Lease, including the FF&E (as hereinafter defined).
(d)Prior to taking occupancy of Premises, Subtenant shall furnish to Landlord and Sublandlord an insurance certificate evidencing Subtenant's compliance with the insurance requirements of Section 12.4 of the Master Lease. Such requirements shall include, without limitation, naming Landlord (and any other parties designated by Landlord) and Sublandlord as additional insureds under Subtenant's commercial general liability policy.
(e)On the Commencement Date, Sublandlord shall convey to Subtenant the furniture, fixtures, equipment set forth on Exhibit E attached hereto (collectively, the “FF&E”) by the delivery by Sublandlord of a bill of sale substantially in the form attached hereto as Exhibit G attached hereto.
3.Rent.
(a)The rent payable by Subtenant for the Premises shall consist of base rent (“Base Rent”) plus certain additional rental (“Additional Rent”), all as provided below in this Section 3. Base Rent, Additional Rent, and any other charges due under this Sublease are hereinafter referred to collectively as “Rent.” All Rent shall be paid to Sublandlord by wire transfer pursuant to the instructions set forth immediately below, or to such other person or to such other place or by such other method as Sublandlord may from time to time designate in writing.
Bank:    [Redacted]
Address:    [Redacted]

Routing & Transit #:    [Redacted]
Credit Account #:    [Redacted]
Account Name and Address:    [Redacted]

(b)Subtenant shall pay to Sublandlord in advance, commencing on the Commencement Date and on or before the first day of each month thereafter occurring during the Sublease Term, without prior notice, demand, deduction or offset, monthly Base Rent in the amounts pursuant to the following schedule:

Months	Per RSF	Base Rent per Annum	Base Rent per Month
Commencement Date – 60 full calendar months thereafter	$66.00	$1,784,640.00	$148,720.00
Expiration of prior period - $71.00     $1,919,840.00    $159,986.67
     Expiration Date
Notwithstanding anything to the contrary contained herein, the first eleven (11) months of Subtenant’s Base Rent obligation shall be abated (the “Abatement Period”), provided, however, if Subtenant shall be in default of any of its obligations under this Sublease following the expiration of any applicable notice and cure period during the Abatement Period, Subtenant shall not be entitled to any further abatement of Base Rent under this Section 3(b), provided, however, that if Subtenant cures the default, Subtenant shall be entitled again to abatement of Base Rent during the following period, provided that the Abatement Period is still in effect. If the Commencement Date is a day other than the first day of a calendar month, the Base Rent for the month in which the Commencement Date occurs will be prorated (based on the actual number of days in such month) and such prorated Base Rent shall be paid by Subtenant on or prior to the Commencement Date.
    (c)    Subtenant shall pay, as Additional Rent (to Sublandlord or as Sublandlord may direct (including to Landlord)), in accordance with the terms of Article 3 of the Master Lease but subject to this Section 3(c), the following:
(i)    Tenant’s Tax Payment and Tenant’s BID Payment as applicable solely to the Premises (“Tenant’s Share”, as applicable to Subtenant, being 4.012%); provided, however, for purposes of Subtenant’s obligation hereunder, (i) “Base Tax Factor” shall mean the Taxes for the fiscal year commencing July 1, 2022 and ending June 30, 2023; and
(ii)    Tenant’s Operating Payment as applicable solely to the Premises (“Tenant’s Share”, as applicable to Subtenant, being 4.012%); provided, however, for purposes of Subtenant’s obligation hereunder, (i) such payment obligation shall commence as of January 1, 2023 and (ii) “Base Operating Factor” shall mean the Operating Expenses paid or incurred for the calendar year commencing January 1, 2022 and ending December 31, 2022.
(d)    Subtenant shall pay, as Additional Rent (to Sublandlord or as Sublandlord may direct (including to Landlord)), in accordance with Section 4.1 of the Master Lease, electricity at a rate of one hundred and three percent (103%) of Landlord’s actual cost per kilowatt hour for electricity for the Premises. Landlord’s actual cost shall be for the electric energy consumed in the Premises, which electric energy shall be measured by a submeter that shall measure only Subtenant’s electrical consumption.
(e)     In the event of any casualty or condemnation affecting the Premises, Rent shall be proportionately or fully abated in accordance with the terms of the Master Lease. Further, in connection with any abatement right under the Master Lease, Rent shall be correspondingly and proportionately abated hereunder for as long as such abatement shall continue under the Master Lease.

4.Condition of Premises; Alterations.
    (a)    Sublandlord subleases the Premises to Subtenant strictly in their present “as is, where is” condition, subject to satisfaction of the Delivery Conditions.
    (b)    All costs of use, maintenance, repairs and replacement of any supplemental HVAC systems serving the Premises shall be the responsibility of Subtenant, to the extent same is the responsibility of Sublandlord under the Master Lease.
(c)    To the extent consent of Landlord is required under the terms of Article 6 of the Master Lease, Subtenant shall not make any alterations or improvements to the Premises (and shall not choose architects, engineers, contractors or subcontractors to perform same) without the prior written consent of Landlord and Sublandlord. All alterations or improvements performed by Subtenant shall be made in accordance with the requirements of the Master Lease, in a good and workerlike and lien-free manner, and in accordance with all applicable laws. Copies of all items required to be delivered under Article 6 of the Master Lease (including, without limitation, plans and specifications and lien waivers) shall be delivered by Subtenant to each of Landlord and Sublandlord. Sublandlord shall not charge any fees associated with the review of any plans or the oversight of any work in connection with any such alterations or improvements (excluding any actual out of pocket costs) and will use reasonable efforts to respond to Subtenant’s submissions of plans (or revisions thereof) within ten (10) business days from Subtenant’s submittal.
5.Master Lease; Subordination.
(a)    This Sublease is and shall at all times remain subject and subordinate to all of the terms, covenants and conditions of the Master Lease, and Landlord shall have all rights in respect of the Master Lease and the Premises as set forth therein. Subject to the provisions of Section 6 hereof, except for (i) payments of Rental (as defined in the Master Lease) by Sublandlord to Landlord pursuant to the provisions of the Master Lease and (ii) Sublandlord’s obligation to maintain insurance (which does not negate Subtenant’s obligation to also maintain insurance), and (iii) any obligation inconsistent with the express terms of this Sublease, Subtenant hereby assumes and agrees to perform for Sublandlord’s benefit, during the term of this Sublease, all of Sublandlord’s obligations under the Master Lease with respect to the Premises that accrue during the Sublease Term (collectively, the “Assumed Obligations”).
(b)     This Sublease is and shall at all times remain subject and subordinate to any ground lease, deed of trust, mortgage or other security instrument now or hereafter encumbering the Building or the Premises.
6.Incorporation of Master Lease.
(a)Subject to the exclusions, limitations and modifications set forth in this Sublease, the terms, provisions, covenants and conditions of the Master Lease are incorporated in this Sublease by reference so that, except to the extent that they are excluded, limited or otherwise modified by the provisions of this Sublease for the purpose of incorporation by reference, each and every term, covenant and condition of the Master Lease binding on or inuring to the benefit of the landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublandlord, and each and every term, covenant and condition of the Master Lease binding or inuring to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease, and as if the words (i) “Landlord” and “Tenant,” or words of similar import, wherever the same appear in the Master Lease, were construed to mean, respectively, “Sublandlord” and “Subtenant” in this Sublease, (ii) “Premises,” wherever the same appears in the Master Lease were construed to mean “Premises” in this Sublease, (iii) “Lease,” or words of similar import, wherever the same appear in the Master Lease, were construed to mean this “Sublease,” and (iv) the words “Escalation Rent,” or words of similar import, wherever the same appear in the Master Lease, were construed to mean the Additional Rent payable under Section 3 of this Sublease. Subtenant represents that it has examined, read and is thoroughly familiar with the unredacted terms, covenants and conditions of the Master Lease, and Subtenant accepts those terms, covenants and conditions and obligations thereof that have been incorporated herein.
(b)Subject to subsections (a) and (c) of this Section 6, the following sections of the Master Lease are not incorporated as a part of this Sublease and are expressly excluded herefrom:
(i)     any provision (w) that is inconsistent with another express provision contained in this Sublease, (x) that is inapplicable to the Premises (i.e., the 9th floor of the Master Leased Premises), (y) that relates to a period of time that is prior to or beyond the Sublease Term or (z) that is redacted from the copy of the Master Lease attached hereto; and
(ii)    The Reference Page (other than the terms “Permitted Use” and “Late Charge”), Sections 2.1, 2.2, 2.5, Article 3 (other than the payment obligations thereunder, subject to Section 3 above), Article 4 (other than the payment obligations thereunder, subject to Section 3 above), Section 6.5, Section 6.7, Article 10, Section 12.1(A) (other than the first two (2) sentences thereof), Section 12.5, Section 12.6, Article 13 (subject to Section 9 hereof), Article 14 (subject to Section 9 hereof), the penultimate sentence of Section 16.1(A), Sections 18.1(B), 28.1, 28.2 (provided that Sublandlord shall be required to use commercially reasonable efforts to cause Landlord to perform its obligations thereunder and Subtenant shall be obligated to pay for services utilized by Subtenant during Overtime Periods as set forth in such Section) and 28.3, Article 31, Article 35, Article 38, Sections 40.2, 40.10, and 40.19, Article 41, Article 42, Article 43, Article 44, Schedules A-1, A-2, A-4 and A-5, Schedule F, Schedule H, Schedule I, Schedule K, Schedule L, Schedule M and Schedule N.
(c)The following limitations shall apply to the interpretation and enforcement of the incorporated terms, covenants and conditions of the Master Lease:
(i)No provision of the Master Lease shall be deemed incorporated herein to the extent such provision is inconsistent with, conflicts with or cannot reasonably be interpreted together with any express provision of this Sublease.
(ii)Except as otherwise provided herein (including the first sentence of Section 8 hereof), the time limits contained in the Master Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder (including the cure of any default), or for the exercise by the tenant thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by two (2) business days, so that in each instance Subtenant shall have two (2) business days less time to observe or perform or cure hereunder than Sublandlord has as the tenant under the Master Lease.
(iii)Any non-liability, release, indemnity or hold harmless provision, and any provisions pertaining to waiver of subrogation rights and or the naming of a party under an insurance policy, in the Master Lease for the benefit of Landlord that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord and Landlord, for the purpose of incorporation by reference in this Sublease.

(iv)Any obligation of Sublandlord that is contained in this Sublease by the incorporation by reference of the provisions of the Master Lease and not otherwise inconsistent with any express term of this Sublease shall be observed or performed by Sublandlord using commercially reasonable efforts to cause Landlord under the Master Lease to observe and/or perform the same upon notice from Subtenant. Subtenant shall not in any event have any rights in respect of the Premises greater than Sublandlord’s rights under the Master Lease, and notwithstanding any provision to the contrary, Sublandlord shall not be obligated to perform obligations that pertain to the Premises and common areas for which Landlord is obligated under the Master Lease or Subtenant is responsible under this Sublease, and are part of this Sublease by the incorporation by reference of provisions of the Master Lease, and Sublandlord shall have no liability to Subtenant for any such matter whatsoever, except that Sublandlord shall be obligated to use commercially reasonable efforts, upon request of Subtenant, to cause Landlord to observe and/or perform Landlord’s obligations under the Master Lease. Subject to the foregoing, Sublandlord grants to Subtenant, to the extent not expressly excluded by the terms of this Sublease, the right to receive all of the services available to the Premises that are to be provided by Landlord under the Master Lease (including, without limitation, with respect to access to the Premises, cleaning services, and freight elevator and loading dock usage, Sublandlord acknowledging that Subtenant shall have no liability to Sublandlord for charges for services provided to the Premises except to the extent imposed on Sublandlord pursuant to the Master Lease and provided that the same are required to be paid by Subtenant hereunder). Subtenant hereby expressly waives the provisions of any statute, ordinance or judicial decision, now or hereafter in effect, which would give Subtenant the right to make repairs at the expense of Sublandlord, or to claim any actual or constructive eviction by virtue of interruption in access or services to, or failure to make repairs in or to, the Premises or the Building.
(v)With respect to any approval or consent required to be obtained from Landlord under the Master Lease, such approval or consent must be obtained from both Landlord and Sublandlord (such consent not to be unreasonably withheld, conditioned or delayed by Sublandlord). Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if approval or consent also is required of Landlord, and Landlord withholds Landlord’s approval or consent.
(d)Subtenant shall fully perform all of the Assumed Obligations and shall indemnify, defend, protect, and hold harmless Sublandlord from any and all liability, damages, liabilities, claims proceedings, actions, demands and costs (including reasonable attorneys’ fees) resulting, directly or indirectly, from Subtenant’s failure to perform the Assumed Obligations.
(e)Without limiting the generality of the foregoing, for purposes of incorporating the terms, covenants and conditions of the Master Lease into this Sublease, the following provisions of the Master Lease are amended as follows:
(i)Subtenant shall protect, defend, indemnify and hold Sublandlord harmless from and against all liability as Sublandlord may incur to Landlord as a consequence of Subtenant’s failure to timely surrender possession of the Premises in the condition required by this Sublease, unless and to the extent the same is due to the act or omission of Sublandlord or its agents or employees.
(ii)Sublandlord shall only be required, after written request by Subtenant, to use commercially reasonable efforts to cause Landlord to perform any repairs or restoration or provide any services called for thereunder (including, without limitation, Landlord’s obligation to provide services pursuant to Article 28 of the Master Lease and Landlord’s obligation to make repairs pursuant to Article 7 of the Master Lease). For purposes of this Sublease (including Section 6, Section 8 and Section 10 hereof), “commercially reasonable efforts” shall not include the pursuit of legal action by Sublandlord against Landlord.
(iii)Under Article 27 of the Master Lease, Sublandlord’s notice address shall be as provided adjacent to Sublandlord’s signature below, or at such other address as Sublandlord may from time to time designate in writing to Subtenant; and Subtenant’s notice address shall be as provided adjacent to Subtenant’s signature below. Any notice required or permitted under this Sublease shall be deemed to have been delivered upon actual receipt or upon refusal of delivery. Notices under this Sublease shall be permitted to be transmitted by overnight courier service, in addition to the other methods permitted under the Master Lease.
(iv)The rentable area of the Premises as specified in Recital A above is only an approximation and no variation between the amount so stated and the actual rentable area of the Premises shall alter the obligations of Sublandlord and Subtenant under this Sublease.
(v)All references in the Master Lease to any work to be performed by Landlord or Sublandlord for the initial delivery of the Premises to Subtenant shall be disregarded, as Subtenant has agreed to accept the Premises in the condition described in this Sublease. All references to the “Post-Commencement Work” in the Master Lease are deemed to be deleted.
(vi)Subtenant may not sublease all or any portion of the Premises or assign its interest in the Sublease without the prior written consent of both (i) Sublandlord (which shall be granted or withheld in accordance with the standards for Landlord’s consent in the Master Lease, except that Sublandlord shall have no recapture right), and (ii) Landlord (which consent may be withheld in its sole discretion, except to the extent otherwise set forth in Landlord’s Consent). In determining whether or not to grant consent, Subtenant shall provide (i) Sublandlord with such information regarding the proposed sublessee or assignee as Landlord is entitled to receive with respect to a proposed sublease or assignment under the Master Lease, and (ii) Landlord with such information as Landlord may require in its sole discretion (except to the extent otherwise set forth in Landlord’s Consent).
(f)Sublandlord covenants and agrees that (i) it will comply in all material respects with the terms of the Master Lease, except to the extent that such non-compliance is caused by the act or omission of Subtenant, (ii) it shall not at any time during the Sublease Term, unless otherwise agreed to by Subtenant in its reasonable discretion, enter into any amendments, modifications or other agreements with Landlord relating to the Master Lease that would adversely affect Subtenant’s occupancy or use of the Premises or would increase its obligations or reduce its rights hereunder and (iii) it shall not at any time during the Sublease Term, unless otherwise agreed to by Subtenant in its sole and absolute discretion, agree to any early termination of the Master Lease, including the exercise of Sublandlord’s rights under Section 44.3. of the Master Lease, if such termination would adversely affect Subtenant’s occupancy or use of the Premises or would increase its obligations or reduce its rights hereunder.
7.Brokerage. Except for Cushman & Wakefield, Inc. ( “Broker”), each party warrants and represents to the other that such party has not retained the services of any real estate broker, finder or any other person whose services would form the basis for any claim for any commission or fee in connection with this Sublease or the transactions contemplated hereby. Each party agrees to save, defend, indemnify and hold the other party free and harmless from any breach of its warranty and representation as set forth in the preceding sentence, including the other party’s reasonable attorneys’ fees and disbursements. Sublandlord shall pay all commissions due to Broker arising out of this Sublease pursuant to a separate written agreement.

8.Defaults. Notwithstanding the incorporation of Article 18 of the Master Lease herein, with respect to subsection 18.1(A) thereof, in the event any failure by Subtenant to pay Rental when due continues for more than three (3) business days after written notice from Sublandlord, an Event of Default shall have occurred and Sublandlord may take any and all actions permitted to be taken by Landlord under the Master Lease; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on more than two (2) prior occasions. If Landlord shall fail to perform an obligation with respect to the Premises which Landlord is required by the Master Lease to perform and pursuant to such failure is in default under the Master Lease and such failure materially and adversely affects Subtenant’s occupancy or use of the Premises (any such failure, a “Landlord Default”), then upon written request of Subtenant, Sublandlord shall promptly make demand upon Landlord to remedy such Landlord Default. If Landlord does not remedy such default in a commercially reasonable time period (or such time period as may be required by the terms of the Master Lease), then Subtenant may make written request of Sublandlord to use, and Sublandlord shall use, commercially reasonable efforts to enforce any and all of Sublandlord’s right as Tenant under the Master Lease (provided, however, in no event shall Sublandlord be obligated to initiate litigation or any other adversarial proceeding against Landlord).
9.Early Termination of Master Lease. Where the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease as to all or any portion of the Premises, whether due to casualty, condemnation, or otherwise, including, without limitation, pursuant to Section 44.3. of the Master Lease, Sublandlord shall not exercise any such right unless consented to by Subtenant in Subtenant’s sole and absolute discretion if such termination would adversely affect Subtenant’s occupancy or use of the Premises or would increase its obligations or reduce its rights hereunder. In connection with any casualty or condemnation affecting the Premises, Subtenant shall have the same rights to terminate this Sublease within the same time periods set forth under the Master Lease in Articles 13 and/or 14 of the Master Lease (except that for purposes of clause (iii) of Section 13.3(A) of the Master Lease, the word “Term” shall refer to the Sublease Term). Sublandlord shall promptly forward to Subtenant any communication from Landlord with respect to any damage or destruction or condemnation of the Premises. Landlord’s recognition of Subtenant as a direct tenant in the event of a termination of the Master Lease shall be governed by the terms of the Landlord’s Consent.
10.Consents Under Master Lease. If Subtenant desires to take any action which requires the consent of Landlord pursuant to the terms of the Master Lease, then (a) Subtenant shall not take any such action until it obtains the consent of Sublandlord (whose consent may not be unreasonably withheld, conditioned or delayed, except as otherwise set forth herein) and Landlord, and (b) Subtenant shall request that Sublandlord obtain Landlord’s consent on Subtenant’s behalf and Sublandlord shall use commercially reasonable efforts to obtain such Landlord’s consent, unless Landlord agrees that Subtenant may contact Landlord directly with respect to the specific action for which Landlord’s consent is required. Subtenant shall reimburse Sublandlord for all reasonable out-of-pocket costs actually incurred by Sublandlord in processing any request by Subtenant for Landlord’s or Sublandlord’s consent.
11.No Third Party Rights. Except as otherwise expressly provided herein, the benefit of the provisions of this Sublease is limited to Sublandlord and Subtenant and to their respective successors and permitted assigns. No third party shall be construed to have any rights as a third party beneficiary with respect to any of the provisions of this Sublease.
12.Landlord’s Consent to Sublease. This Sublease is subject to the consent of Landlord, which consent shall be evidenced on Landlord’s standard form (the “Landlord’s

Consent”). Sublandlord agrees to use commercially reasonable, good faith efforts to obtain the Landlord’s Consent as soon as reasonably possible following execution of this Sublease by Subtenant and Sublandlord. In the event that the Landlord’s Consent is not obtained by the date that is sixty (60) days after the date hereof, each of Sublandlord and Subtenant shall have the right to terminate this Sublease by providing written notice of termination to the other party. Sublandlord shall pay all administrative fees, costs and expenses charged by Landlord in connection with obtaining the Landlord’s Consent. In the event of any conflict between this Sublease and the Landlord’s Consent, the terms of the Landlord’s Consent shall control.
13.Counterparts. This Sublease may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which together shall constitute one and the same instrument.
14.Status of Lease. Sublandlord hereby represents and warrants to Subtenant that (i) a true, correct and complete copy of the Master Lease (other than certain redacted terms) is attached hereto as Exhibit A and has been executed and delivered by Landlord and Sublandlord and constitutes the entire agreement of the parties thereto relating to the lease of the Premises (other than such redacted terms), (ii) no default or breach by Sublandlord or, to Sublandlord’s knowledge, by Landlord, has occurred or presently exists under the Master Lease and (iii) subject to receipt of Landlord’s Consent, Sublandlord has the right and power to execute and deliver this Sublease and to perform its obligations hereunder.
15.Quiet Enjoyment. Sublandlord covenants and agrees with Subtenant that upon Subtenant paying the rent and additional rent reserved in this Sublease and observing and performing all of the other obligations, terms, covenants and conditions of this Sublease on Subtenant’s part to be observed and performed, Subtenant may peaceably and quietly enjoy the Premises during the term; provided, however, that this Sublease shall automatically terminate upon termination of the Master Lease and Subtenant shall have no claim against Sublandlord unless such termination was caused by the default of Sublandlord in the performance of its obligations under the Master Lease which have not been assumed by Subtenant hereunder or Sublandlord’s voluntary termination or modification of the Master Lease, including Sublandlord’s exercise of its right to terminate the Master Lease under Section 44.3 of the Master Lease, in violation of the terms of this Sublease.
16.Freight Elevator. Subtenant shall have the use of the freight elevators during regular Building hours pursuant to the terms of the Master Lease. Subtenant shall pay Landlord’s standard rates for overtime hours, if required, provided, however, Sublandlord shall pay any such overtime rates associated with Subtenant’s move-in, if Landlord requires overtime usage of the freight elevators in connection therewith.
17.Signage. Sublandlord shall use commercially reasonable efforts to have Landlord approve Subtenant’s signage in the Building lobby in the approximate location of Sublandlord’s existing signage, in the elevator lobby on the floor containing the Premises and on the entrance doors to the Premises, although Sublandlord shall have no liability if Landlord fails to approve such signage.
18.Limitation of Damages. Under no circumstances shall either party to this Sublease be liable for any indirect, incidental, special or consequential damages arising out of this Sublease, including, without limitation, any damages arising from lost revenues, profits, use or business opportunity, regardless of the cause of such damages and whether or not the other party was aware or should have been aware of the possibility of these damages; provided, however, that Subtenant will remain liable for any such damages as and to the extent

Sublandlord is liable for same under the Master Lease as a result of Subtenant’s breach or default hereunder with respect to the Premises.
19.Entire Agreement. This Sublease, the Landlord’s Consent and Exhibits A – G attached hereto contain all of the agreements of the parties with respect to the subject matter hereof, and there are no verbal or other agreements that modify or affect this Sublease. This Sublease and Exhibits A – G attached hereto supersede any and all prior agreements made or executed by or on behalf of the parties hereto regarding the Premises.
20.Terms and Headings. The words “Sublandlord” and” Subtenant” include the plural as well as the singular, and words used in any gender include all genders. The titles to sections of this Sublease are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part hereof.
21.Severability. Any provision of this Sublease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.
22.Governing Law; Jurisdiction. This Sublease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. The proper place of venue to enforce this Sublease is New York County, N.Y. In any legal proceeding regarding this Sublease, including enforcement of any judgments, each party irrevocably and unconditionally (i) submits to the jurisdiction of the courts of law in New York County, N.Y.; (ii) accepts the venue of such courts and waives and agrees not to plead any objection thereto; and (iii) agrees that service of process may be effected at the address specified for such party in this Sublease, or at such other address of which the other party has been properly notified in writing, and nothing herein will affect either party’s right to effect service of process in any other manner permitted by applicable law.
23.Sublandlord Representations. Sublandlord hereby represents to Subtenant, to Sublandlord’s actual knowledge:
(a)The building systems servicing the Premises are in good working order;
(b)The Premises is in compliance with (i) all applicable codes, laws and regulations, including, but not limited to the New York City building code, the local laws pertaining thereto, including fire and life-safety codes, and Title III of the Americans with Disabilities Act, and a Certificate of Occupancy, free and clear of outstanding construction liens and/or outstanding violations with the Department of Buildings, FDNY or the Fire Marshal that would delay Subtenant’s occupancy or construction (including permitting); and
(c)The Premises are in compliance with applicable laws governing the presence of hazardous materials and toxic mold.
24.Security Deposit. Subtenant has deposited with Sublandlord on the signing of this Sublease a security deposit in the amount of $513,760.00 (the “Security Deposit”) in the form of a letter of credit attached hereto as Exhibit F (the “Letter of Credit”) as security for the faithful performance and observance by Subtenant of the terms, provisions and conditions of this Sublease. Subtenant agrees that in the event of the occurrence of a default by Subtenant hereunder beyond the expiration of all applicable notice and cure periods, Sublandlord may draw so much of the Letter of Credit as is required to cure the default then occurring and use, apply or retain the such proceeds, to the extent required for the payment of any delinquent Rent, or any other sum as to which Subtenant is in default, or for any sum that Sublandlord is entitled to expend by reason of the default (including any damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord). In addition, Sublandlord may make multiple partial draws upon the Letter of Credit. If Sublandlord applies any portion or all of the proceeds of the Letter of Credit, Subtenant shall forthwith restore the amount so applied by delivering an additional or new Letter of Credit so that, at all times, the amount of the Letter of Credit and any proceeds retained by the Sublandlord shall not be less than the amount of the Security Deposit. Subtenant's failure to restore the amount so applied or retained within ten (10) Business Days after Sublandlord has drawn upon the Letter of Credit shall constitute an Event of Default under this Sublease. Provided there is no uncured default, any balance of the proceeds of the Letter of Credit held by Sublandlord and not used, applied or retained by Sublandlord as above provided, and any remaining Letter of Credit, shall be returned to Subtenant within thirty (30) days after the expiration of the Sublease Term and after delivery of possession of the entire Premises to Sublandlord in accordance with the terms of this Sublease.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date first written above, intending to be bound hereby.

SUBLANDLORD: ZILLOW, INC. By: /s/ Toby Roberts Its: SVP, Technology Address: Zillow Group, Inc. 1301 Second Avenue — Floor 31 Attn: Legal Seattle, WA 98109 With a copy mailed to: legal@zillowgroup.com	SUBTENANT: MAGNITE, INC. By: /s/ Michael Barrett Its: CEO Address: Magnite Inc. 6080 Center Drive, 4th Floor Los Angeles, CA 90045 Attn: Nick Kormeluk E-Mail: nkormeluk@magnite.com

EXHIBIT A
Redacted Master Lease

EXHIBIT B
Floor Plan of Premises

EXHIBIT C
Delivery Conditions
1.Sublandlord shall perform the following work to the Premises at Sublandlord’s sole cost and expense.

a.Remove all Sublandlord signage with respect to the Premises;
b.Remove conference room reservation system holders from the outside of each conference room;
c.Enclose the stairwell providing access between the Premises and the adjacent floors with drywall and a wood door with locks controlled from the interior of the Premises, including painting to match existing walls; and
d.Paint, patch, repair any damages to the Premises, including to walls and carpeting, where necessary.

2.Sublandlord shall deliver the Premises in broom-clean condition, clear of all personal property (excluding the FF&E).

3.Sublandlord shall provide copies of maintenance records (to the extent in Sublandlord’s possession) for any HVAC units or other system which Sublandlord controls or is required to maintain pursuant to the provisions of the Master Lease.

4.Sublandlord shall provide a full set of construction drawings relating to any construction performed by Sublandlord within the Premises, if any, including any alterations made throughout the term and any items which qualify as specialty alterations or require restoration pursuant to the provisions of the Master Lease

EXHIBIT D
Commencement Date Agreement
    THIS CONFIRMATION OF COMMENCEMENT DATE AGREEMENT (this “Agreement”) is made as of [_____________, 20__], between Zillow, Inc. (“Sublandlord”), and Magnite, Inc. (“Subtenant”).

Sublandlord and Subtenant have entered into that certain Sublease, dated as of [_____________], 2021 (the “Sublease”), pursuant to which Sublandlord leased to Subtenant and Subtenant leased from Sublandlord certain premises consisting of approximately 27,040 rentable square feet, consisting of the 9th floor of the building located at 1250 Broadway, New York, New York, as such premises are more particularly defined in the Sublease. Capitalized terms used in this Agreement but not defined herein shall have the meanings given them in the Sublease.

Pursuant to Section 2(a) of the Sublease, Sublandlord and Subtenant hereby confirm that the Commencement Date is [_____________] and the Sublease Term expires on [_____________].

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUBLANDLORD: ZILLOW, INC. By: Its:	SUBTENANT: MAGNITE, INC. By: Its:

EXHIBIT E
FF&E

EXHIBIT F
Form of Letter of Credit

EXHIBIT G

Form of Bill of Sale

    BILL OF SALE

    THIS BILL OF SALE (“Bill of Sale”) is made as of _______________, _____ between _______________, a _______________ (“Assignor”), and _______________, a _______________ (“Assignee”).

    FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

    1.    Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in that certain Sublease, dated as of _______________, 2021, between Assignor, as sublessor, and Assignee, as sublessee (the “Sublease”), pertaining to the sublease of the Premises.

    2.    Grant. Assignor hereby grants, bargains, sells, conveys, assigns and transfers to Assignee, and Assignee hereby takes, purchases, receives and accepts all of Assignor’s right, title and interest in, to and under all of the FF&E.

    3.     Severability of Provisions. If any part of this Bill of Sale is declared to be invalid or unenforceable by a court of competent jurisdiction, this Bill of Sale shall be construed as if such part did not exist, and the balance hereof shall be given full effect.

    4.    Sales Tax. Assignee agrees to pay and be responsible for the payment of any sales or use tax accruing from and after the date hereof that may be imposed by any taxing jurisdiction for all or any part of the FF&E. Assignor agrees to pay and be responsible for the payment of any sales or use tax accruing before the date hereof that has been or may be imposed by any taxing jurisdiction for all or any part of the FF&E.

    5.    No Impairment or Expansion. Nothing contained in this Bill of Sale shall be deemed to limit, waive or otherwise impair or derogate any representation, warranty, covenant or indemnification set forth in the Sublease or to waive or abrogate any limits on liability specified in the Sublease.

    6.    Severability of Provisions.    If any part of this Bill of Sale is declared to be invalid or unenforceable by a court of competent jurisdiction, this Bill of Sale shall be construed as if such part did not exist, and the balance hereof shall be given full effect.

    7.    Governing Law. This Bill of Sale shall be governed by and interpreted in accordance with the laws of the State of New York, without reference to the choice of law provisions thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Bill of Sale as of the day and year first above stated.

ASSIGNOR:

_______________

By:_____________________________
Name:
Title:

ASSIGNEE:

_______________

By:_____________________________
Name:
Title: